Exhibit 3.1

ARTICLES OF ORGANIZATION

OF

M2 ReInc II, LLC

    The undersigned, acting as the organizing member of M2 ReInc II, LLC, under the Florida Limited Liability Company Act, Chapter 608, Florida Statutes, adopts, the following Articles of Organization for the limited liability company.

ARTICLE I
Name

    The name of the limited liability company is M2 ReInc II, LLC (the "Company").

ARTICLE II
Principal Office and Mailing Address

    The mailing address and street address of the principal office of the Company is 380E. State Road 434 Suite 109, Altamonte Springs, Florida 32714.

ARTICLE III
Registered Agent, Office & Registered Agent's Signature

    The name and address of the registered agent shall be:

Gregory E. Matton, P.A.
3812 Coconut Palm Drive, Suite 200
Tampa, Florida 33619

    Having been named as the registered agent and to accept service of process for the above stated Company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent as provided for in Chapter 608, Florida Statutes.

/s/ Gregory E. Matton
Gregory E. Matton, P.A.

ARTICLE IV
Organizing Member

    The name and address of the authorized representative of the company executing these Articles of Organization is as follows:

Mr. Randy Oveson
380 E. State Road 434, Suite 109
Altamonte Springs, Florida 32714

    IN WITNESS WHEREOF the undersigned Authorized Representative has executed these Articles of Organization as of the day of May, 2010,

/s/ Randy Oveson
Randy Oveson